EXHIBIT 8

                    OPINION OF DUANE, MORRIS & HECKSCHER LLP

                                 MARCH 10, 2000

Board of Directors
NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

Board of Directors
Pioneer American Holding Company Corp.
41 North Main Street
Carbondale, Pennsylvania 18407

          Re: Proposed Merger of Pioneer American Holding Company Corp. with and into NBT Bancorp Inc.

Ladies and Gentlemen:

     We have acted as  counsel  to NBT  Bancorp  Inc.,  a  Delaware  corporation
("NBTB") in connection with the Agreement and Plan of Merger dated as of December 7, 1999 and amended as of March 7, 2000 ("the "Agreement") by and between the NBTB, Levon Acquisition Company, a Delaware corporation and wholly-owned subsidiary of NBTB ("Newco"), and Pioneer American Holding Company Corp., a Pennsylvania corporation ("PAHC"), whereby Newco will merge with and into PAHC with PAHC being the surviving corporation (the "First Merger"), to be followed immediately by the merger of PAHC with and into NBTB with NBTB surviving the merger (the "Second Merger") (collectively, the "Mergers"). Following the Second Merger, NBTB will own all of the outstanding stock of Pioneer American Bank, National Association ("PA Bank"), which is currently a wholly-owned subsidiary of PAHC.

     This opinion addresses certain federal income tax consequences of the Mergers.

     Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

     The elements of the Mergers are as follows:

     (1) Newco will be merged by statutory  merger pursuant to the provisions of section 251 et seq. of the Delaware General Corporation Law and section 1921 et seq. of the Pennsylvania Business Corporation Law with and into PAHC, with PAHC being the surviving corporation. Pursuant to such merger, each share of PAHC Common Stock held of record as of the Effective Time other than shares of PAHC Common Stock held by PAHC will be converted into
     1.805 shares of NBTB Common Stock. No fractional shares of NBTB Common Stock will be issued in the First Merger. Cash in lieu of fractional shares will be paid to a PAHC shareholder in an amount of cash equal to the product obtained by multiplying the fractional share interest to which such shareholder is entitled by the average of the closing bid and closing ask prices per share for NBTB Common Stock as reported on NASDAQ for each of the 20 consecutive trading days ending on and


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     including the eighth trading day before the Effective  Time. As a result of the First Merger, NBTB will own all the outstanding stock of PAHC.

     (2) Immediately following the First Merger and on the date of the Effective Time, PAHC will be merged by statutory merger pursuant to the provisions of section 251 et seq. of the Delaware General Corporation Law and section 1921 et seq. of the Pennsylvania Business Corporation Law with and into NBTB, with NBTB being the surviving corporation. All shares of PAHC then held by NBTB will be canceled, and PA Bank will be a wholly-owned subsidiary of NBTB.

                                     *******

     In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement, the Form S-4 Registration Statement filed by NBTB with the Securities and Exchange Commission on February 23, 2000 (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain representation letters furnished to us by NBTB and PAHC. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Mergers will be consummated in accordance with the Agreement, the Registration Statement and applicable state law. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant as in effect as of the date hereof. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions. We do not undertake to advise you as to any changes in the law that may affect our opinion after the Effective Time of the Mergers.

                                     *******

     Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

          (i) The First Merger and the Second Merger will be treated as if NBTB directly acquired the assets of PAHC in exchange for NBTB Common Stock and NBTB's assumption of the liabilities of PAHC through a "statutory merger" as that term is used in section 368(a)(1)(A) of the Code and such transaction, as recast, will qualify as a "reorganization" under section 368(a)(1)(A) of the Code. NBTB and PAHC will each be a "party to the reorganization" within the meaning of section 368(b) of the Code;

          (ii) No gain or loss will be recognized by a holder of PAHC Common Stock upon the receipt of NBTB Common Stock solely in exchange for the holder's PAHC Common Stock;

          (iii) The basis of the NBTB Common Stock received by a holder of PAHC Common Stock (including any fractional share interest to which that shareholder may be entitled) as a result of the Mergers will be the same as the basis of the PAHC Common Stock exchanged therefor;


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          (iv) The holding  period of the NBTB Common Stock received by a holder of PAHC Common Stock (including any fractional share interest to which that shareholder may be entitled) as a result of the Mergers will include the holding period of PAHC Common Stock exchanged therefor, provided the PAHC Common Stock is held as a capital asset by the holder at the Effective Time; and

          (v) A holder of the PAHC Common Stock who receives cash in lieu of a fractional share of PAHC Common Stock will recognize gain or loss equal to the difference between the cash received and the holder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder.

                                     *******

     Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Mergers or of any transactions related thereto. Furthermore, the tax consequences described herein may not be applicable to PAHC shareholders subject to special treatment under certain federal income tax laws, such as foreign holders or holders whose stock was acquired pursuant to the exercise of an option.

     This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission. We hereby consent to the use of this opinion in the Registration Statement on Form S-4 of NBTB, and we further consent to the reference to our name in the Joint Proxy Statement/Prospectus, included as part of the Registration Statement, under the captions "Material Federal Income Tax Consequences" and "Legal Matters."

                                             Very truly yours,

                                               /s/ Duane, Morris & Heckscher LLP


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